EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-198917) of Tofutti Brands, Inc. of our report dated March 28, 2025, related to the financial statements of Tofutti Brands, Inc. as of December 28, 2024, and for the fiscal year then ended, appearing in this Annual Report on Form 10-K.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
March 28, 2025